As filed with the Securities and Exchange Commission on October 30, 2000.
                             Registration Nos. 333-33896 and 333-33896-01
   ======================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                            ____________________

                               POST-EFFECTIVE
                               AMENDMENT NO. 8
                                     ON
                                  FORM S-3
                                     TO
                                  FORM S-4
                           Registration Statement
                                    Under
                         The Securities Act of 1933
                         __________________________


          NEW NISOURCE INC.                          NISOURCE INC.
    (Exact name of registrant as             (Exact name of registrant as
      specified in its charter)                specified in its charter)

               Delaware                                Indiana
   (State or other jurisdiction of          (State or other jurisdiction of
    incorporation or organization)           incorporation or organization)

              35-2108964                              35-1719974
           (I.R.S employer                         (I.R.S employer
       identification number)                  identification number)

                            801 East 86th Avenue
                         MERRILLVILLE, INDIANA 46410
                               (219) 853-5200
            (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                               STEPHEN P. ADIK
                            801 East 86th Avenue
                         MERRILLVILLE, INDIANA 46410
                               (219) 853-5200
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                               WITH A COPY TO:
                            Frederick L. Hartmann
                            Schiff Hardin & Waite
                              6600 Sears Tower
                        Chicago, Illinois 60606-6473
                               (312) 258-5500
                         ___________________________





        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE MERGER DESCRIBED IN THE EXPLANATORY NOTE BELOW HAS BEEN COMPLETED AND THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

                                                                  Proposed
                                               Amount              maximum             Proposed maximum        Amount of
       Title of each class of securities        to be          offering price         aggregate offering      registration
       to be registered                      registered        per share <(1)>           price (1)                fee
       ---------------------------------     ----------        ---------------        ------------------      ------------
       Common Shares, $.01 par value           238,000               (1)                     (1)                   (1)
       (including associated preferred
       share purchase rights) of New
       NiSource Inc.

       (1) A registration fee with respect to these shares was previously paid in connection with the filing by New NiSource Inc. and NiSource Inc. of the Registration Statement on Form S-4
             (File No. 333-33896), which was declared effective April 24, 2000. See Explanatory Note below.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                              EXPLANATORY NOTE

        New NiSource Inc. (the "Company") and NiSource Inc. ("Old
   NiSource") hereby amend their Registration Statement on Form S-4 (File No. 333-33896), effective _____, 2000 by filing this Post-Effective Amendment No. 8 on Form S-3 relating to 238,000 common shares of the Company, $.01 par value per share (including associated preferred purchase rights) (the "Common Shares") issuable under the NiSource Inc. 1994 Long-Term Incentive Plan (the "Plan").

        On or about November 1, 2000, the mergers of Old NiSource and Columbia Energy Group ("Columbia") (the "Merger") are expected to be completed. Upon completion of the Merger, Columbia will be a wholly-owned subsidiary of the Company and Old NiSource will be merged into the Company. Pursuant to the Merger Agreement, the Company, Old NiSource and Columbia have taken the necessary actions to cause the Common Shares to be issuable under the Plan when the Merger is completed. Accordingly, Old NiSource's common shares will no longer be issuable under the Plan.

        This Registration Statement relates to 238,000 Common Shares registered on the Form S-4 that are not being issued at the time of the Merger and that are issuable under the Plan on and after the Merger.





               SUBJECT TO COMPLETION - DATED OCTOBER 30, 2000

   PROSPECTUS

                              NEW NISOURCE INC.

                               238,000 Shares
                        Common Shares, $.01 Par Value

                 NISOURCE INC. 1994 LONG-TERM INCENTIVE PLAN

        This Prospectus relates to common shares of New NiSource Inc. which may be offered and sold under the NiSource Inc. 1994 Long-Term Incentive Plan (the "Plan") to Plan participants who ceased to be employees of New NiSource Inc. and its subsidiaries on or prior to November __, 2000.

        Our common shares are traded on the New York Stock Exchange under the symbol "NI". On October 26, 2000, the closing sale price of the common shares on the New York Stock Exchange was $24 per share.

        The mailing address and telephone number of New NiSource's principal executive offices are: 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

        This Prospectus should be retained for future reference.
                 __________________________________________

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 __________________________________________

              The date of this Prospectus is November __, 2000

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

   You should rely only on the information provided or incorporated by reference in this Prospectus. The information in this Prospectus is accurate as of the date on these documents, and you should not assume that it is accurate as of any other date.





                              TABLE OF CONTENTS

                                                                     PAGE

   THE COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . .  7

   NISOURCE INC. 1994 LONG-TERM INCENTIVE PLAN PROSPECTUS  . . . . . .  9

   SUPPLEMENTAL INFORMATION TO THE NISOURCE INC. 1994 LONG-TERM
   INCENTIVE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
        MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
        GENERAL DESCRIPTION OF PLAN  . . . . . . . . . . . . . . . . . 10
        SHARES SUBJECT TO AWARDS UNDER THE PLAN  . . . . . . . . . . . 10
        RIGHTS UNSECURED . . . . . . . . . . . . . . . . . . . . . . . 10
        FEDERAL INCOME TAX OBLIGATIONS . . . . . . . . . . . . . . . . 10
        REPORTS TO GRANTEES  . . . . . . . . . . . . . . . . . . . . . 12

   NISOURCE INC. 1994 LONG-TERM INCENTIVE PLAN.  . . . . . . . . . . . 13

   1.   Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

   2.   Administration . . . . . . . . . . . . . . . . . . . . . . . . 13

   3.   Common Shares Subject to the Plan  . . . . . . . . . . . . . . 14

   4.   Participants . . . . . . . . . . . . . . . . . . . . . . . . . 14

   5.   Awards Under the Plan  . . . . . . . . . . . . . . . . . . . . 15

   6.   Section 162(m) Limitations . . . . . . . . . . . . . . . . . . 15

   7.   NonQualified Stock Options . . . . . . . . . . . . . . . . . . 15
        (a)  Option Price  . . . . . . . . . . . . . . . . . . . . . . 15
        (b)  Exercise of Option  . . . . . . . . . . . . . . . . . . . 16
        (c)  Payment for Shares  . . . . . . . . . . . . . . . . . . . 16
        (d)  Transferability . . . . . . . . . . . . . . . . . . . . . 16
        (e)  Rights Upon Termination of Employment . . . . . . . . . . 17

   8.   Incentive Stock Options  . . . . . . . . . . . . . . . . . . . 17
        (a)  Option Price  . . . . . . . . . . . . . . . . . . . . . . 17
        (b)  Exercise of Option  . . . . . . . . . . . . . . . . . . . 18
        (c)  Payment for Shares  . . . . . . . . . . . . . . . . . . . 18
        (d)  Transferability . . . . . . . . . . . . . . . . . . . . . 19
        (e)  Rights Upon Termination of Employment . . . . . . . . . . 19

   9.   Stock Appreciation Rights  . . . . . . . . . . . . . . . . . . 19
        (a)  Awards  . . . . . . . . . . . . . . . . . . . . . . . . . 20
        (b)  Term  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
        (c)  Payment . . . . . . . . . . . . . . . . . . . . . . . . . 20

   10.  Performance Units  . . . . . . . . . . . . . . . . . . . . . . 21
        (a)  Performance Period  . . . . . . . . . . . . . . . . . . . 21
        (b)  Valuation of Units  . . . . . . . . . . . . . . . . . . . 21
        (c)  Performance Targets . . . . . . . . . . . . . . . . . . . 21
        (d)  Adjustments . . . . . . . . . . . . . . . . . . . . . . . 21
        (e)  Payments of Units . . . . . . . . . . . . . . . . . . . . 21
        (f)  Termination of Employment . . . . . . . . . . . . . . . . 21
        (g)  Other Terms . . . . . . . . . . . . . . . . . . . . . . . 22

   11.  Restricted Stock Awards  . . . . . . . . . . . . . . . . . . . 22
        (a)  Restriction Period  . . . . . . . . . . . . . . . . . . . 22
        (b)  Restrictions Upon Transfer  . . . . . . . . . . . . . . . 22
        (c)  Certificates  . . . . . . . . . . . . . . . . . . . . . . 22
        (d)  Lapse of Restrictions . . . . . . . . . . . . . . . . . . 23
        (e)  Termination Prior to Lapse of Restrictions  . . . . . . . 23

   12.  Contingent Stock Awards  . . . . . . . . . . . . . . . . . . . 23
        (a)  Restriction Period  . . . . . . . . . . . . . . . . . . . 23
        (b)  Lapse of Restrictions . . . . . . . . . . . . . . . . . . 24
        (c)  Termination Prior to Lapse of Restrictions  . . . . . . . 24

   13.  Supplemental Cash Payments . . . . . . . . . . . . . . . . . . 24

   14.  Dividend Equivalents . . . . . . . . . . . . . . . . . . . . . 25

   15.  General Restrictions . . . . . . . . . . . . . . . . . . . . . 25

   16.  Rights as a Shareholder  . . . . . . . . . . . . . . . . . . . 25

   17.  Employment Rights  . . . . . . . . . . . . . . . . . . . . . . 25

   18.  Tax-Withholding  . . . . . . . . . . . . . . . . . . . . . . . 25

   19.  Change in Control  . . . . . . . . . . . . . . . . . . . . . . 26

   20.  Amendment or Termination . . . . . . . . . . . . . . . . . . . 27

   21.  Effect on Other Plans  . . . . . . . . . . . . . . . . . . . . 27

   22.  Assumption of Options  . . . . . . . . . . . . . . . . . . . . 27

   23.  Duration of the Plan . . . . . . . . . . . . . . . . . . . . . 28

   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . 29

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 29

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . 29

   DESCRIPTION OF COMMON SHARES  . . . . . . . . . . . . . . . . . . . 29

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

   LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                                 THE COMPANY

        On November __, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource"), completed the acquisition by merger of Columbia Energy Group ("Columbia").
   Effective November __, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana.

        The Company is a super-regional energy and utility-based holding company that provides natural gas, electricity, water and energy related services for residential, commercial and industrial uses through a number of regulated and non-regulated subsidiaries. The Company has over 3.6 million gas and electric customers located primarily in nine states and is the leading gas competitor within the key energy corridor between the Gulf Coast and the Northeast. The Company is a registered holding company under the Public Utility Holding Company Act of 1935. The Company's principal executive offices are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

        NATURAL GAS. The Company's gas business is comprised of regulated gas utilities and gas transmission companies that operate in nine states. The Company is the largest gas company east of the Rockies based on customers, and has the nation's second largest volume of gas sales with 911 million cubic feet per day.

        Through its wholly-owned subsidiary, Columbia Energy Group, the Company owns five distribution subsidiaries that provide natural gas services to nearly 2.1 million residential commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky and Maryland. The Company also distributes natural gas to approximately 751,000 customers in northern Indiana through three subsidiaries: Northern Indiana Public Service Company, Kokomo Gas and Fuel Company and Northern Indiana Fuel and Light Company, Inc. Additionally, the Company's subsidiaries, Bay State Gas Company and Northern Utilities, Inc. distribute natural gas to more than 320,000 customers in the areas of Brockton, Lawrence and Springfield, Massachusetts, Lewiston and Portland, Maine, and Portsmouth, New Hampshire.

        The Company's subsidiaries Columbia Gas Transmission Corporation and Columbia Gulf Transmission Company own and operate an interstate pipeline network of approximately 16,250 miles extending from offshore in the Gulf of Mexico to Lake Erie, New York and the eastern seaboard.
    Together, Columbia Gas Transmission and Columbia Gulf serve customers in 15 northeastern, mid-Atlantic, midwestern, and southern states and the District of Columbia. In addition, Columbia Gas Transmission operates one of the nation's largest underground natural gas storage systems. Columbia Gas Transmission is also participating in the proposed 442-mile Millennium Pipeline Project that has been submitted to the FERC for approval. As proposed, the project will transport approximately 700,000 Mcf of natural gas per day from the Lake Erie region to eastern markets.

        The Company's wholly-owned subsidiary, Crossroads Pipeline Company, owns and operates a 201-mile, 20 inch diameter interstate pipeline extending from the northwestern corner of Indiana (near the border with Chicago) eastward into Ohio. Another wholly-owned Company subsidiary, Granite State Transmission, owns and operates a 105-mile, 6 to 12 inch diameter interstate pipeline that extends from Haverhill, Massachusetts in a northeasterly direction to Maine. In addition to the Crossroads and Granite State pipelines, the Company owns a 19% share of Portland Natural Gas Transmission System, a 292-mile pipeline built to bring Canadian gas from New Brunswick into Maine, New Hampshire and Massachusetts in order to increase the gas supply to the region.

        ELECTRICITY. The Company generates and distributes electricity to the public through its subsidiary Northern Indiana Public Service Company. Northern Indiana provides electric service to approximately 426,000 customers in 30 counties in the northern part of Indiana, with an area of approximately 12,000 square miles and a population of approximately 2.2 million. In addition, the Company develops unregulated power projects through its subsidiary, Primary Energy, Inc. Primary Energy works with industrial customers in managing the engineering, construction, operation and maintenance of "inside the fence" cogeneration plants that provide cost-effective, long-term sources of energy for energy-intensive facilities.

        WATER. Through its wholly-owned subsidiary IWC Resources Corporation and its subsidiaries, the Company supplies water to residential, commercial and industrial customers and for fire protection service in Indianapolis, Indiana and surrounding areas.

        NON-REGULATED ENERGY SERVICES. The Company provides non-regulated energy services through its wholly-owned subsidiary Energy USA, Inc. Through its subsidiaries and investments, Energy USA provides to customers in 22 states a variety of energy-related services, including gas marketing and asset management services, pipeline construction and underground utility locating and marking services. The Company expanded its gas marketing and trading operations with the April 1999 acquisition of TPC Corporation, now renamed Energy USA-TPC Corp., a natural gas asset management company. Through Columbia, it also owns Columbia Energy Resources, Inc., an exploration and production subsidiary that explores for, develops, gathers and produces natural gas and oil in Appalachia and Canada. In addition, the Company has invested in a number of distributed generation technologies, including fuel cells and microturbine ventures.

        In the merger, NiSource shareholders received one common share of the Company, par value $.01 per share, ("Common Share") for each of their NiSource common shares. Accordingly, each share issuable with respect to any award under the Plan has been converted into one
   Common Share of the Company.

         ALL REFERENCES IN THE PLAN AND THE PROSPECTUS TO NISOURCE ARE NOW REFERENCES TO THE COMPANY, AND ALL REFERENCES IN THE PLAN AND THE PROSPECTUS TO NISOURCE COMMON SHARES ARE NOW REFERENCES TO COMPANY COMMON SHARES. EXCEPT AS DESCRIBED BELOW, ALL OF THE TERMS OF THE PLAN WILL CONTINUE TO APPLY.

                     WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

   1. The Annual Report on Form 10-K of NiSource for the fiscal year ended December 31, 1999;

   2. The Annual Report on Form 10-K and Form 10-K/A of Columbia for the fiscal year ended December 31, 1999;

   3. The Quarterly Reports on Form 10-Q of NiSource for the quarterly periods ended March 31, 2000 and June 30, 2000;

   4. The Quarterly Reports on Form 10-Q of Columbia for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

   5. The Current Reports on Form 8-K of NiSource dated February 14, 2000, February 24, 2000, March 3, 2000, April 3, 2000, April 25,
        2000, June 13, 2000, September 1, 2000 and September 13, 2000;

   6. The Current Reports on Form 8-K of Columbia dated January 25, 2000, April 13, 2000, May 3, 2000, May 12, 2000, May 22, 2000,
        June 2, 2000, June 15, 2000 and July 14, 2000;

   7. The description of our Common Shares contained in our Joint Proxy Statement / Prospectus dated April 24, 2000;

   8. The description of our Rights contained in our Joint Proxy Statement / Prospectus dated April 24, 2000; and

   9.   The description of our SAILS contained in our Joint Proxy
        Statement / Prospectus dated April 24, 2000.

        You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

        New NiSource Inc.
        801 East 86th Avenue
        Merrillville, Indiana 46410
        (219) 853-5200

        You should rely only on the information included or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
   You should not assume that the information is this prospectus is accurate as of any date other than the date on the front of the document.

           NISOURCE INC. 1994 LONG-TERM INCENTIVE PLAN PROSPECTUS

        The prospectus for the NiSource Inc. 1994 Long-Term Incentive Plan includes (i) the Supplemental Information to the NiSource Inc. 1994 Long-Term Incentive Plan, and (ii) the NiSource Inc. 1994 Long-Term Incentive Plan document.

        NOTE: REFERENCES IN THE PROSPECTUS TO NISOURCE AND NISOURCE
   COMMON SHARES NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                 NISOURCE INC. 1994 LONG-TERM INCENTIVE PLAN

                          SUPPLEMENTAL INFORMATION

        The NiSource Inc. 1994 Long-Term Incentive Plan (the "Plan"), attached hereto, and the Supplemental Information set forth below constitute part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

   MERGER
   ------

        On November __, 2000, New NiSource Inc. (the "Company"), a new company formed by NiSource Inc. ("NiSource") completed the acquisition by merger of Columbia Energy Group ("Columbia"). Effective November __, 2000, the Company changed its name to "NiSource Inc." Upon completion of the merger, Columbia became a wholly-owned subsidiary of the Company, and the Company continues the businesses conducted by NiSource and Columbia prior to the merger. The fiscal year of the Company will end on December 31 of each year. The Company is a Delaware corporation with its corporate headquarters in Merrillville, Indiana. All references in the Plan and the Summary Plan Description to NiSource common shares are now references to common shares of the Company, par value $.01 per share ("Common Shares").

        In the merger, each NiSource common share was converted into the right to receive one Common Share of the Company. All unvested NiSource stock options outstanding under the Plan as of __________, 2000, became fully vested as of November __, 2000. Each outstanding NiSource stock option has been converted into an option to purchase a number of the Company's Common Shares equal to the number of NiSource common shares that would have been obtained before the merger upon the exercise of the option. The exercise price per share of each Company option after the merger is equal to the exercise price per share of each NiSource option before the merger. For example, if following the merger a participant exercises an option granted under the Plan prior to the merger for 100 NiSource common shares, then upon payment of the exercise price, the participant will receive price 100 Company Common Shares.

        Except as described above, all of the terms of the Plan will continue to apply.

   GENERAL DESCRIPTION OF THE PLAN
   -------------------------------

        The Plan is a stock based plan providing for the grant of incentive stock options and nonqualified stock options ("Options"), stock appreciation rights ("SARs"), restricted shares, performance units and contingent stock awards to officers and other key executive employees of the Company. The purpose of the Plan is to further the earnings of the Company and its subsidiaries by providing long-term incentives to those officers and key employees who make substantial contributions to the Company by their ability, loyalty, industry and invention, thereby facilitating the securing, retaining and motivating of management employees of high caliber and potential.

        The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

        Additional information about the Plan and its administrators is available upon request from the Director, Compensation and Benefits, NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410 (Telephone: (219) 853-5200).

   SHARES SUBJECT TO AWARDS UNDER THE PLAN
   ---------------------------------------

        The Company has registered 238,000 Common Shares for issuance under the Plan after the merger date to Plan participants who ceased to be employees of New NiSource Inc. and its subsidiaries on or prior to November __, 2000. Such shares may be either authorized but unissued shares or treasury shares.

   RIGHTS UNSECURED
   ----------------

        No person or entity shall have any right to receive a benefit or award under the Plan except in accordance with the Plan. The right of a grantee or his or her beneficiary to receive a distribution under the Plan is an unsecured claim against the general assets of the Company and neither a grantee nor his or her beneficiary has any rights against any specific assets of the Company.

   FEDERAL INCOME TAX OBLIGATIONS
   ------------------------------

        The following discussion of federal income tax obligations of persons receiving awards under the Plan is based on the federal income tax laws currently in effect.

        OPTIONS
        -------

        Under federal income tax law as currently in effect, neither incentive stock options nor nonqualified stock options without an ascertainable fair market value require a grantee to recognize income at the time of grant. However, upon the exercise of a nonqualified stock option, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the New York Stock Exchange on the trading day immediately preceding the exercise date) over the aggregate exercise price. For this purpose, the date as of which income is recognized is the date of exercise.

        With respect to an incentive stock option, no income is recognized by the grantee in connection with the exercise, although the excess of the fair market value of the Common Shares at exercise over the aggregate exercise price is a tax preference item and may lead to alternative minimum tax liability for the grantee. The grantee will be subject to taxation at the time shares of Common Shares acquired with an incentive stock option are sold. If the sale occurs at least two years after the date the incentive stock option was granted and at least one year after the date it was exercised, the grantee will recognize capital gain in an amount equal to the excess of the proceeds of the sale over the aggregate exercise price of the Common Shares sold. If these holding period requirements are not met, the grantee will recognize ordinary income.

        The Company's tax consequences will also depend upon whether an Option is an incentive stock option or a nonqualified stock option.
   In the case of a nonqualified stock option, the Company will be entitled to a deduction in connection with the grantee's exercise in an amount equal to the income recognized by the grantee, provided that the Company complies with applicable withholding requirements. If the Option is an incentive stock option, however, the Company will not be entitled to a deduction if the grantee satisfies the holding period requirements and recognizes capital gain. If those requirements are not satisfied, the Company will be entitled to a deduction corresponding to the ordinary income recognized by the grantee.

        The conversion of a NiSource option to a Company option as a result of the merger does not result in a taxable event to the grantee, or change the status of the option as an incentive stock option or a nonqualified stock option.

        SARs
        ----

        SARs likewise do not require a grantee to recognize income at the time of grant. Upon exercise of an SAR, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the related Option price (or the price specified in the SAR, in the case of a "non-tandem" SAR). The Company will be entitled to a deduction in an amount equal to the income recognized by the grantee, provided that the Company complies with applicable withholding requirements.

        RESTRICTED SHARES
        -----------------

        At the date of a grant of restricted shares, the grantee will not recognize income, and the Company will not be entitled to a deduction.

   The grantee will realize ordinary income equal to the fair market value of the Common Shares received when the restrictions on the Common Stock lapse and the grantee's interest in the Common Shares is no longer subject to a substantial risk of forfeiture. The Company may be entitled to a deduction with respect to the ordinary income realized by the grantee, subject to the limitations of Section 162(m) of the Internal Revenue Code.

        PERFORMANCE UNITS
        -----------------

        At the date of a grant of performance units, the grantee will not recognize income, and the Company will not be entitled to a deduction. Upon exercise, the grantee of a performance unit will realize ordinary income equal to the amount of cash or the fair market value of the Common Shares received on exercise. The Company may be entitled to a deduction with respect to the ordinary income realized by the grantee, subject to the limitations of Section 162(m) of the Internal Revenue Code.

        THE FOREGOING IS INCLUDED ONLY AS A SUMMARY OF POSSIBLE FEDERAL INCOME TAX CONSEQUENCES. A PERSON SHOULD CONSULT HIS OR HER TAX ADVISOR CONCERNING MATTERS COVERED BY THIS DISCUSSION AND THE POSSIBLE APPLICATION OF FOREIGN, STATE AND LOCAL TAX LAWS.

   REPORTS TO GRANTEES
   -------------------

   The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering up to 238,000 shares of its Common Shares to be offered and sold under the Plan to Plan participants who ceased to be employees of NiSource and its subsidiaries on or prior to November __, 2000.

   The Company will provide, without charge, to each person eligible to participate in the Plan, upon written or oral request, (i) a copy of any of the documents which are incorporated by reference in the Registration Statement, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) and (ii) a copy of its Annual Report to Shareholders for its most recent fiscal year. The documents incorporated by reference in the Registration Statement are hereby specifically incorporated by reference in this Prospectus. Requests for copies of such documents should be directed to the Director, Compensation and Benefits, at New NiSource Inc., 801 East 86th Avenue, Merrillville, Indiana 46410, telephone number (219) 853-5200.

   NOTE: REFERENCES IN THE PLAN TO NISOURCE AND NISOURCE COMMON SHARES
         NOW REFER TO THE COMPANY AND THE COMPANY'S COMMON SHARES.

                                NISOURCE INC.
                        1994 Long-Term Incentive Plan

             (As Amended and Restated Effective January 1, 2000)

        WHEREAS, NiSource Inc. (formerly NIPSCO Industries, Inc.) (the "Company") adopted the NIPSCO Industries, Inc. 1994 Long-Term
   Incentive Plan effective April 13, 1994, as last amended and restated effective April 14, 1999, and now known as the NiSource Inc. 1994 Long-Term Incentive Plan ("Plan"); and

        WHEREAS, pursuant to Section 20 of the Plan, the Company wishes to further amend the Plan in certain respects and restate it in a single document;

        NOW THEREFORE, the Plan is hereby amended and restated, effective January 1, 2000, as follows:

   1. PURPOSE. The purpose of the NiSource Inc. 1994 Long-Term Incentive Plan (the "Plan") is to further the earnings of NiSource Inc. (the "Company") and its subsidiaries. The Plan provides long-term incentives to those officers and key executives who make substantial contributions by their ability, loyalty, industry and invention. The Company intends that the Plan will thereby facilitate securing, retaining, and motivating management employees of high caliber and potential.

   2. ADMINISTRATION. The Plan shall be administered by the Nominating and Compensation Committee ("Committee") of the Board of Directors of the Company ("Board"). The Committee shall be composed of not fewer than two members of the Board who are "nonemployee directors" of the Company within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("1934 Act"), and "outside directors" of the Company within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, ("Code"), and the regulations thereunder. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of awards to officers and other key executive employees under the Plan (which need not be identical), and make such other determinations as it deems necessary or advisable for the administration of the Plan. The decisions of the Committee under the Plan shall be conclusive and binding. No member of the Board or of the Committee shall be liable for any action taken, or determination made, hereunder in good faith. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company, pursuant to its by-laws.

   3. COMMON SHARES SUBJECT TO THE PLAN. (a) Subject to the provisions of subsection 3(b), the shares that may be issued, or may be the measure of stock appreciation rights granted, under the Plan shall not exceed in the aggregate 11,000,000 of the common shares without par value of the Company (the "Common Shares"). Such shares may be authorized and unissued shares or treasury shares. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated, unexercised as to such shares, shall again be available under the Plan.

   (b) (i) Appropriate adjustments in the aggregate number of Common Shares issuable pursuant to the Plan, the number of Common Shares subject to each outstanding award granted under the Plan, the option price with respect to options and connected stock appreciation rights, the specified price of stock appreciation rights not connected to options, and the value for Units, shall be made to give effect to any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares, whether through recapitalization, stock split, reverse stock split, spin-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of shares, payment of stock dividends, other increase or decrease in the number of such Common Shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the Committee determines an adjustment is appropriate.

        (ii) In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, or an acquisition by the Company of the stock or assets of any other corporation or corporations, there shall be substituted on an equitable basis, as determined by the Committee in its sole discretion, for each Common Share then subject to the Plan, and for each Common Share then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Common Shares of the Company are entitled pursuant to such transaction.

        (iii) Without limiting the generality of the foregoing provisions of this paragraph, any such adjustment shall be deemed to have prevented any dilution or enlargement of a participant's rights, if such participant receives in any such adjustment, rights that are substantially similar (after taking into account the fact that the participant has not paid the applicable option price) to the rights the participant would have received had he exercised his outstanding award and become a shareholder of the Company immediately prior to the event giving rise to such adjustment. Adjustments under this paragraph shall be made by the Committee, whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

   4. PARTICIPANTS. Persons eligible to participate shall be limited to those officers and other key executive employees of the Company and its subsidiaries who are in positions in which their decisions, actions and counsel significantly impact upon profitability.
   Directors who are not otherwise officers or employees shall not be eligible to participate in the Plan.

   5. AWARDS UNDER THE PLAN. Awards under the Plan may be in the form of stock options (both options designed to satisfy statutory requirements necessary to receive favorable tax treatment pursuant to any present or future legislation and options not designed to so qualify), incentive stock options, stock appreciation rights, performance units, restricted shares, contingent stock awards, or such combinations of the above as the Committee may in its discretion deem appropriate. Except in accordance with equitable adjustments as provided in subsection 3(b), no stock option granted under the Plan shall at any time be repriced or subject to cancellation and replacement.

   6. SECTION 162(m) LIMITATIONS. Subject to subsection 3(b) of the Plan, the maximum number of stock options and stock appreciation rights granted to any person who qualifies as an executive officer named from time to time in the summary compensation table in the Company's annual meeting proxy statement and who is employed by the Company on the last day of the taxable year (the "SCT Executives") shall be 300,000 options and stock appreciation rights with respect to Common Shares per year and 1,500,000 options and stock appreciation rights with respect to Common Shares during the term of the Plan. The maximum number of performance units granted to any SCT Executive shall be 200,000 units per year, provided that no more than 400,000 units may be awarded in any three year period and that the maximum number of units granted to any SCT Executive during the term of the Plan shall be 750,000. The maximum number of restricted stock awards granted to any SCT Executive shall be 200,000 Common Shares per year, provided that no more than 400,000 Shares of restricted stock may be awarded in any three-year period and that the maximum number of Shares of restricted stock granted to any SCT Executive during the term of the Plan shall be 750,000. The maximum number of contingent stock awards granted to any SCT Executive shall be 200,000 Common Shares per year provided that no more than 400,000 Common Shares may be subject to contingent stock awards granted in any three year period and the maximum number of Common Shares subject to contingent stock awards to any SCT Executive during the term of the Plan shall be 750,000.

   7. NONQUALIFIED STOCK OPTIONS. Options shall be evidenced by stock option agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

        (a) OPTION PRICE. The purchase price per Common Share deliverable upon the exercise of an option shall not be less than 100% of the fair market value of a Common Share on the day the option is granted, as determined by the Committee. Fair market value of Common Shares for purposes of the Plan shall be the average of the high and low prices on the New York Stock Exchange Composite Transactions on the date of the grant, or on any other applicable date.

        (b) EXERCISE OF OPTION. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the optionee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the option exercise period shall not commence earlier than six months after the date of the grant of the option nor end later than ten years after the date of the grant of the option. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

        (c) PAYMENT FOR SHARES. Except as otherwise provided in the Plan or in any stock option agreement, the optionee shall pay the purchase price of the Common Shares upon the exercise of any option
   (i) in cash, (ii) in cash received from a broker-dealer to whom the optionee has submitted an exercise notice consisting of a fully endorsed option (however in the case of an optionee subject to Section 16 of the 1934 Act, this payment option shall only be available to the extent such payment procedures comply with Regulation T issued by the Federal Reserve Board), (iii) by delivering Common Shares having an aggregate fair market value on the date of exercise equal to the option exercise price, (iv) by directing the Company to withhold such number of Common Shares otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the option exercise price, (v) by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or (vi) by any combination of (i), (ii), (iii), (iv) and (v). In the case of an election pursuant to (i) or (ii) above, cash shall mean cash or check issued by a federally insured bank or savings and loan association, and made payable to NiSource Inc. In the case of payment pursuant to (ii), (iii) or (iv) above, the optionee's election must be made on or prior to the date of exercise and shall be irrevocable. In lieu of a separate election governing each exercise of an option, an optionee may file a blanket election with the Committee which shall govern all future exercises of options until revoked by the optionee. The Company shall issue, in the name of the optionee, stock certificates representing the total number of Common Shares issuable pursuant to the exercise of any option as soon as reasonably practicable after such exercise, provided that any Common Shares purchased by an optionee through a broker-dealer pursuant to clause (ii) above, shall be delivered to such broker-dealer in accordance with 12 C.F.R. Section 220.3(e)(4), or other applicable provision of law.

        (d) TRANSFERABILITY. Each stock option agreement shall provide that the option subject thereto is not transferable by the optionee otherwise than by will or the laws of descent or distribution. Notwithstanding the preceding sentence, an optionee, at any time prior to his death, may assign all or any portion of the option to (i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, or (iii) a tax-exempt organization as described in Section 501(c)(3) of the Code. In such event the spouse, lineal descendant, trustee or tax-exempt organization will be entitled to all of the rights of the optionee with respect to the assigned portion of such option, and such portion of the option will continue to be subject to all of the terms, conditions and restrictions applicable to the option as set forth herein, and in the related stock option agreement, immediately prior to the effective date of the assignment. Any such assignment will be permitted only if (i) the optionee does not receive any consideration therefor, and (ii) the assignment is expressly approved by the Committee or its delegate. Any such assignment shall be evidenced by an appropriate written document executed by the optionee, and a copy thereof shall be delivered to the Committee or its delegate on or prior to the effective date of the assignment. This paragraph shall apply to all nonqualified stock options granted under the Plan at any time.

        (e) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event that an optionee ceases to be an employee for any reason other than death, disability or retirement, the optionee shall have the right to exercise the option during its term within a period of thirty days after such termination to the extent that the option was exercisable at the date of such termination of employment, or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee dies, retires, or becomes disabled prior to termination of his option without having fully exercised his option, the optionee or his successor shall have the right to exercise the option during its term within a period of three years after the date of such termination due to death, disability or retirement, to the extent that the option was exercisable at the date of termination due to death, disability or retirement, or during such other period and subject to such terms as may be determined by the Committee. For purposes of the Plan, the term "disability" shall mean disability as defined in the Company's Long-Term Disability Plan. The Committee, in its sole discretion, shall determine the date of any disability. For purposes of the Plan, the term "retirement" shall mean retirement as defined in the Company's pension plan.

   8. INCENTIVE STOCK OPTIONS. Incentive stock options shall be evidenced by stock option agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

        (a) OPTION PRICE. Except as otherwise provided in subsection 8(b), the purchase price per share of stock deliverable upon the exercise of an incentive stock option shall not be less than 100% of the fair market value of the Common Shares on the day the option is granted, as determined by the Committee.

        (b) EXERCISE OF OPTION. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the optionee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the option period shall not commence earlier than six months after the date of the grant of the option nor end later than ten years after the date of the grant of the option. The aggregate fair market value (determined with respect to each incentive stock option at the time of grant) of the Common Shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000. If the aggregate fair market value (determined at the time of grant) of the Common Shares subject to an option, which first becomes exercisable in any calendar year exceeds the limitation of this
   Section 8(b), so much of the option that does not exceed the applicable dollar limit shall be an incentive stock option and the remainder shall be a nonqualified stock option; but in all other respects, the original option agreement shall remain in full force and effect. As used in this Section 8, the words "parent" and "subsidiary" shall have the meanings given to them in Section 424(e) and 424(f) of the Code. Notwithstanding anything herein to the contrary, if an incentive stock option is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Code, (i) the purchase price of each Common Share subject to the incentive stock option shall be not less than one hundred ten percent (110%) of the fair market value of the Common Shares on the date the incentive stock option is granted, and (ii) the incentive stock option shall expire, and all rights to purchase Common Shares thereunder shall cease, no later than the fifth anniversary of the date the incentive stock option was granted.

        (c) PAYMENT FOR SHARES. Except as otherwise provided in the Plan or in any stock option agreement, the optionee shall pay the purchase price of the Common Shares upon the exercise of any option,
   (i) in cash, (ii) in cash received from a broker-dealer to whom the optionee has submitted an exercise notice consisting of a fully endorsed option (however in the case of an optionee subject to Section 16 of the 1934 Act, this payment option shall only be available to the extent such payment procedures comply with Regulation T issued by the Federal Reserve Board), (iii) by delivering Common Shares having an aggregate fair market value on the date of exercise equal to the option exercise price, (iv) by directing the Company to withhold such number of Common Shares otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the option exercise price, (v) by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or (vi) by any combination of (i), (ii), (iii), (iv) and (v). In the case of an election pursuant to (i) or (ii), cash shall mean cash or check issued by a federally insured bank or savings and loan association, and made payable to NiSource Inc. In the case of payment pursuant to (ii), (iii) or (iv) above, the optionee's election must be made on or prior to the date of exercise and shall be irrevocable. In lieu of a separate election governing each exercise of an option, an optionee may file a blanket election with the Committee which shall govern all future exercises of options until revoked by the optionee. The Company shall issue, in the name of the optionee, stock certificates representing the total number of Common Shares issuable pursuant to the exercise of any option as soon as reasonably practicable after such exercise, provided that any Common Shares purchased by an optionee through a broker-dealer pursuant to clause (ii) above, shall be delivered to such broker-dealer in accordance with 12 C.F.R. Section 220.3(e)(4), or other applicable provision of law.

        (d) TRANSFERABILITY. Each stock option agreement shall provide that it is not transferable by the optionee otherwise by will or the laws of descent or distribution.

        (e) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event that an optionee ceases to be an employee for any reason other than death, disability or retirement, the optionee shall have the right to exercise the option during its term within a period of thirty days after such termination to the extent that the option was exercisable at the date of such termination of employment, or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee dies, retires, or becomes disabled prior to termination of his option without having fully exercised his option, the optionee or his successor shall have the right to exercise the option during its term within a period of three years after the date of such termination due to death, disability or retirement, to the extent that the option was exercisable at the date of termination due to death, disability or retirement, or during such other period and subject to such terms as may be determined by the Committee. Notwithstanding the foregoing, in accordance with Section 422 of the Code, if an incentive stock option is exercised more than ninety days after termination of employment, that portion of the option exercised after such date shall automatically be a nonqualified stock option, but in all other respects, the original option agreement shall remain in full force and effect.

   The provisions of this Section 8 shall be construed and applied, and (subject to the limitations of Section 23) shall be amended from time to time so as to comply with Section 422 or its successors of the Code and regulations issued thereunder.

   9. STOCK APPRECIATION RIGHTS. Stock appreciation rights shall be evidenced by stock appreciation right agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

        (a) AWARDS. A stock appreciation right shall entitle the grantee to receive upon exercise the excess of (i) the fair market value of a specified number of shares of the Company Common Shares at the time of exercise over (ii) a specified price which shall not be less than 100% of the fair market value of the Common Shares at the time the stock appreciation right was granted, or, if connected with a previously issued stock option, not less than 100% of the fair market value of Common Shares at the time such option was granted. A stock appreciation right may be granted in connection with all of any portion of a previously or contemporaneously granted stock option or not in connection with a stock option.

        (b) TERM. Stock appreciation rights shall be granted for a period of not less than one year nor more than ten years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions, as shall be prescribed by the Committee at the time of grant, subject to the following:

             (i) No stock appreciation right shall be exercisable in whole or in part, during the six-month period starting with the date of grant; and

             (ii) Stock appreciation rights will be exercisable only during a grantee's employment, except that in the discretion of the Committee a stock appreciation right may be made exercisable for up to thirty days after the grantee's employment is terminated for any reason other than death, disability or retirement. ln the event that a grantee dies, retires, or becomes disabled without having fully exercised his stock appreciation rights, the grantee or his successor shall have the right to exercise the stock appreciation rights during their term within a period of three years after the date of such termination due to death, disability or retirement to the extent that the right was exercisable at the date of such termination or during such other period and subject to such terms as may be determined by the Committee.

        The Committee shall have the power to permit in its discretion an acceleration of previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

        (c) PAYMENT. Upon exercise of a stock appreciation right, payment shall be made in cash, in the form of Common Shares at fair market value, or in a combination thereof, as the Committee may determine.

   10. PERFORMANCE UNITS. Performance Units ("Units") shall be evidenced by performance unit agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

        (a) PERFORMANCE PERIOD. At the time of award, the Committee shall establish with respect to each Unit award a performance period of not less than two, nor more than five, years.

        (b) VALUATION OF UNITS. At the time of award, the Committee shall establish with respect to each such award a value for each Unit which shall not thereafter change, or which may vary thereafter determinable from criteria specified by the Committee at the time of award.

        (c) PERFORMANCE TARGETS. At the time of award, the Committee shall establish maximum and minimum performance targets to be achieved with respect to each award during the performance period. The participant shall be entitled to payment with respect to all Units awarded if the maximum target is achieved during the performance period, but shall be entitled to payment with respect to a portion of the Units awarded according to the level of achievement of performance targets, as specified by the Committee, for performance during the performance period which meets or exceeds the minimum target but fails to meet the maximum target.

        The performance targets established by the Committee shall relate to corporate, division, or unit performance and may be established in terms of growth in gross revenue, earnings per share, ratio of earnings to shareholders' equity or to total assets, dividend payments and total shareholders' return. Multiple targets may be used and may have the same or different weighting, and they may relate to absolute performance or relative performance as measured against other institutions or divisions or units thereof.

        (d) ADJUSTMENTS. At any time prior to payment of the Units, the Committee may adjust previously established performance targets and other terms and conditions, including the corporation's, or division's or unit's financial performance for Plan purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting practices, mergers, acquisitions or divestitures or extraordinary, unusual or non-recurring items or events.

        (e) PAYMENTS OF UNITS. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Committee. The Committee shall determine what, if any, payment is due on the Units. Payment shall be made in cash, in the form of Common Shares at fair market value, or in a combination thereof, as the Committee may determine.

        (f) TERMINATION OF EMPLOYMENT. In the event that a participant holding a Unit award ceases to be an employee prior to the end of the applicable performance period by reason of death, disability or retirement, his Units, to the extent earned under the applicable performance targets, shall be payable at the end of the performance period in proportion to the active service of the participant during the performance period, as determined by the Committee. Upon any other termination of employment, participation shall terminate forthwith and all outstanding Units held by the participant shall be canceled.

        (g) OTHER TERMS. The Unit agreements shall contain such other terms and provisions and conditions not inconsistent with the Plan as shall be determined by the Committee.

   11. RESTRICTED STOCK AWARDS. Restricted Stock Awards under the Plan shall be in the form of Common Shares of the Company, restricted as to transfer and subject to forfeiture, and shall be evidenced by restricted stock agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

        (a) RESTRICTION PERIOD. Restricted Common Shares awarded pursuant to the Plan shall be subject to such terms, conditions, and restrictions, including without limitation: prohibitions against transfer, substantial risks of forfeiture, attainment of performance objectives and repurchase by the Company or right of first refusal, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the Common Shares awarded to a participant.

        The performance objectives established by the Committee shall relate to corporate, division or unit performance, and may be established in terms of growth and gross revenue, earnings per share, ratio of earnings to shareholder's equity or to total assets, dividend payments and total shareholders' return. Multiple objectives may be used and may have the same or different weighting, and they may relate to absolute performance or relative performance as measured against other institutions or divisions or units thereof.

        (b) RESTRICTIONS UPON TRANSFER. Common Shares awarded, and the right to vote such Shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such Shares. Subject to the foregoing, and except as otherwise provided in the Plan, the participant shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote such Shares.

        (c) CERTIFICATES. Each certificate issued in respect of Common Shares awarded to a participant shall be deposited with the Company, or its designee, and shall bear the following legend:

             "This certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the NiSource Inc. 1994 Long-Term incentive Plan and an Agreement entered into by the registered owner. Release from such terms and conditions shall obtain only in accordance with the provisions of the Plan and Agreement, a copy of each of which is on file in the office of the Secretary of said Company."

        (d) LAPSE OF RESTRICTIONS. A restricted stock agreement shall specify the terms and conditions upon which any restrictions upon Common Shares awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, Common Shares, free of the foregoing restrictive legend, shall be issued to the participant or his legal representative.

        (e) TERMINATION PRIOR TO LAPSE OF RESTRICTIONS. In the event of a participant's termination of employment, other than due to death, disability or retirement, prior to the lapse of restrictions applicable to any Common Shares awarded to such participant, all Shares as to which there still remains unlapsed restrictions shall be forfeited by such participant without payment of any consideration to the participant, and neither the participant nor any successors, heirs, assigns, or personal representatives of such participant shall thereafter have any further rights or interest in such Shares or certificates.

   12. CONTINGENT STOCK AWARDS. Contingent stock awards under the Plan shall be in the form of the issuance of Common Shares of the Company following the lapse of restrictions applicable to such awards. Such awards shall be restricted as to transfer and subject to forfeiture, and shall be evidenced by contingent stock award agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

        (a) RESTRICTION PERIOD. Contingent stock awards shall be subject to such terms, conditions and restrictions, including without limitations, prohibitions against transfer, substantial risk of forfeiture and attainment of performance objectives, and for such period or periods, as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit in its discretion an acceleration of the expiration of the applicable restriction period with respect to any part or all of a contingent stock award.

        The performance objectives established by the Committee shall relate to corporate, division or unit performance, and may be established in terms of growth and gross revenue, earnings per share, ratios of earnings to shareholders' equity or to total assets, dividend payments and total shareholders' return. Multiple objectives may be used and may have the same or different weighting, and they may relate to absolute performance or relative performance as measured against other institutions or divisions or units thereof.

        (b) LAPSE OF RESTRICTIONS. A contingent stock award agreement shall specify the terms and conditions upon which any restrictions applicable to such award shall lapse as determined by the Committee. Upon lapse of such restriction, Common Shares subject to such contingent stock award shall be issued to the participant or his legal representative. Such Common Shares, when issued to the participant or his legal representative, shall either be free of any restrictions, or shall be subject to such further restrictions, as the Committee shall determine. In the event that Common Shares issued pursuant to a contingent stock award are subject to further restrictions, the certificates issued in respect of the Common Shares awarded pursuant to the contingent stock award shall be deposited with the Company, or its designee, and shall bear the legend set forth in subsection 11(c) above. Upon the lapse of such restrictions, Common Shares free of such restrictive legend shall be issued to the participant or his legal representative.

        (c) TERMINATION PRIOR TO LAPSE OF RESTRICTIONS. In the event of a participant's termination of employment, other than due to death, disability or retirement, prior to the lapse of restrictions applicable to any contingent stock award granted to such participant, such award and all Common Shares subject thereto as to which there still remain unlapsed restrictions, shall be forfeited by such participant without payment of any consideration to the participant and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall have any further rights or interests in such contingent stock awards or such Common Shares subject to thereto.

   13. SUPPLEMENTAL CASH PAYMENTS. Subject to the Company's discretion, stock options, incentive stock options, stock appreciation rights, performance units, restricted stock agreements or contingent stock award agreements may provide for the payment of a supplemental cash payment to a participant promptly after the exercise of an option or stock appreciation right, or, at the time of payment of a performance unit, or at the end of a restriction period of a restricted stock or contingent stock award. Supplemental cash payments shall be subject to such terms and conditions as shall be provided by the Committee at the time of grant, provided that in no event shall the amount of each payment exceed:

        (a) In the case of an option, the excess of the fair market value of a Common Share on the date of exercise over the option price multiplied by the number of Common Shares for which such option is exercised, or

        (b) In the case of a stock appreciation right, performance unit, restricted stock award or contingent stock award, the value of the Common Shares and other consideration issued in payment of such award.

   14. DIVIDEND EQUIVALENTS. Each holder of an incentive stock option, a stock appreciation right not granted in connection with a stock option, a performance unit award, or a contingent stock award, shall receive a distribution of an amount equivalent to the dividends payable in cash or property (other than stock of the Company) that would have been payable to the holder with respect to the number of Common Shares subject to such award, had the holder been the legal owner of such Common Shares on the date on which such dividend is declared by the Company on Common Shares. Such dividend payable in cash or property (other than stock of the Company) shall be payable directly to the holder of the applicable award at such time, in such form, and upon such terms and conditions, as are applicable to the actual cash or property dividend actually declared with respect to Common Shares. Any participant entitled to receive a cash dividend pursuant to this section may, by written election filed with the Company, at least ten days prior to the date for payment of such dividend, elect to have such dividend credited to an account maintained for his benefit under a dividend reinvestment plan maintained by the Company. Appropriate adjustments with respect to awards shall be made to give effect to the payment of stock dividends as set forth in subsection 3(b) above.

   15. GENERAL RESTRICTIONS. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of Common Shares, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of Common Shares thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained, free of any conditions not acceptable to the Committee.

   16. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for Common Shares are issued to the recipient.

   17. EMPLOYMENT RIGHTS. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in employment or affect any right which his employer may have to terminate the employment of such participant.

   18. TAX-WITHHOLDING. Whenever the Company proposes or is required to issue or transfer Common Shares to a participant under the Plan, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Common Shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a participant in cash, such payment shall be net of any amount sufficient to satisfy all federal, state and local withholding tax requirements. In lieu of requiring a participant to make a payment to the Company in an amount related to the withholding tax requirement, the Committee may, in its discretion, provide that, at the participant's election, the tax withholding obligation shall be satisfied by the Company's withholding a portion of the Common Shares otherwise distributable to the participant, such Common Shares being valued at their fair market value at the date of exercise, or by the participant's delivering to the Company a portion of the Common Shares previously delivered by the Company, such Common Shares being valued at their fair market value as of the date of delivery of such Common Shares by the participant to the Company. For this purpose, the amount of required withholding shall be a specified rate not less than the statutory minimum federal, state and local (if any) withholding rate, and not greater than the maximum federal, state and local (if any) marginal tax rate applicable to the participant and to the particular transaction. Notwithstanding any provision of the Plan to the contrary, a participant's election pursuant to the preceding sentences (a) must be made on or prior to the date as of which income is realized by the recipient in connection with the particular transaction, and (b) must be irrevocable. In lieu of a separate election on each effective date of each transaction, a participant may file a blanket election with the Committee which shall govern all future transactions until revoked by the participant.

   19. CHANGE IN CONTROL. (a) Effect of Change in Control. Notwithstanding any of the provisions of the Plan or any agreement evidencing awards granted hereunder, upon a Change in Control of the Company (as defined in subsection 19(b)) all outstanding awards shall become fully exercisable and all restrictions thereon shall terminate in order that participants may fully realize the benefits thereunder. Further, the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any award, either at the time such award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the exercise of any such award for an amount of cash equal to the difference between the exercise price and the then fair market value of the Common Shares covered thereby had such award been currently exercisable; (ii) provide for the vesting or termination of the restrictions on any such award; (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (iv) cause any such award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

        (b) DEFINITION OF CHANGE IN CONTROL. A "Change in Control" of the Company shall be deemed to have occurred if any one of the occurrences of a "Change in Control" set forth in the Change in Control and Termination Agreements between the Company and certain executive officers thereof shall have been satisfied.

   20. AMENDMENT OR TERMINATION. The Board or the Committee may at any time terminate, suspend or amend the Plan without the authorization of shareholders to the extent allowed by law, including without limitation any rules issued by the Securities and Exchange Commission under Section 16 of the 1934 Act, insofar as shareholder approval thereof is required in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the 1934 Act, or the rules of any applicable stock exchange. No termination, suspension or amendment of the Plan shall adversely affect any right acquired by any participant under an award granted before the date of such termination, suspension or amendment, unless such participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right. Subject to the preceding sentence, the Plan as amended and restated effective January 1, 2000 shall apply to all awards at any time granted hereunder.

   21. EFFECT ON OTHER PLANS. Unless otherwise specifically provided, participation in the Plan shall not preclude an employee's eligibility to participate in any other benefit or incentive plan and any awards made pursuant to the Plan shall not be considered as compensation in determining the benefits provided under any other plan.

   22. ASSUMPTION OF OPTIONS. Pursuant to the terms of Section 5.22 of the Amended and Restated Agreement and Plan of Merger by and among the Company, Acquisition Gas Company, Inc., a wholly owned subsidiary of the Company, and Bay State Gas Company ("Bay State"), dated as of December 18, 1997 and amended and restated as of March 4, 1998 and further amended as of November 16, 1998 (as may be further amended, restated or supplemented, the "Agreement'), and at the Effective Time defined in the Agreement, each outstanding stock option issued under the Bay State Gas Company 1989 Key Employee Stock Option Plan ("Bay State Stock Option Plan"), shall be assumed by the Company. Each such stock option ("Assumed Option") shall be deemed to constitute an option to acquire Common Shares in an amount and at a purchase price determined pursuant to Section 5.22 of the Agreement. Each Assumed Option shall be subject to all of the terms and conditions applicable to options granted under the Plan. Notwithstanding the preceding sentence:

             (1) if the employment of the holder of an Assumed Option with the Company and its subsidiaries terminates for any reason other than death, disability, retirement or Cause, he, or his legal representatives or beneficiary, may exercise the Assumed Option at any time within three months immediately following such termination of employment, but not later than the expiration of the term of such Assumed Option;

             (2) if the holder of an Assumed Option that is a non-qualified stock option terminates employment with the Company and its subsidiaries because of death, disability or retirement, he, or his legal representatives or beneficiary, may exercise the Assumed Option at any time during the term of such Assumed Option to the extent he was entitled to exercise it at the date of death, disability or retirement;

             (3) if the holder of an Assumed Option that is an incentive stock option terminates employment with the Company and its subsidiaries because of death, his legal representatives or beneficiary may exercise the Assumed Option at any time during the term of such Assumed Option to the extent he was entitled to exercise it at the date of death;

             (4) if the holder of an Assumed Option that is an incentive stock option terminates employment with the Company and its subsidiaries because of disability or retirement, he, or his legal representatives or beneficiary, may exercise the Assumed Option at any time within three months immediately following such termination of employment, but not later than the expiration of the term of such Assumed Option;

             (5)  if the employment of the holder of an Assumed
        Option with the Company and its subsidiaries terminates for Cause, the Assumed Option shall expire as of the date of such termination of employment.

        For purposes of this Section, "Cause" shall have the same meaning as defined in the holder's severance agreement with the Company or any of its subsidiaries in effect on the date of termination of employment. If the holder has not entered into a severance agreement with the Company or any subsidiary that is in effect on the date of termination of employment, or if the term "Cause" is not defined therein, Cause shall mean the holder's conviction for the commission of a felony, or the holder's fraud or dishonesty which has resulted in or is likely to result in material economic damage to the Company or any subsidiary.

        Each Assumed Option shall be evidenced by an amended and restated stock option agreement entered into as of the Effective Time by and among the Company, Bay State and the applicable optionee.

   23. DURATION OF THE PLAN. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of Common Shares or the payment of cash, but no award shall be granted more than six years after the date the Plan, as amended and restated effective

   January 1, 2000, is approved by the shareholders, which shall be its effective date of adoption.

                           LIMITATION OF LIABILITY

   Neither the Company, nor any of its agents (including the Company if it is acting as such) in administering the Plan shall be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. However, nothing contained herein shall affect a Participant's right to bring a cause of action based on alleged violations of federal securities laws.

                               USE OF PROCEEDS

   Any net proceeds that the Company realizes from the issuance of its Common Shares in connection with awards under the Plan will be used for general corporate purposes.

                            PLAN OF DISTRIBUTION

   The Common Shares being offered hereby are offered pursuant to the Plan, the terms of which provide for the issuance of Common Shares following satisfaction of the applicable vesting, exercise and/or lapse of restric-tions schedules applicable to stock options, stock appreciation rights, restricted shares, performance units and contingent stock awards granted under the Plan.

                        DESCRIPTION OF COMMON SHARES

   The Company's certificate of incorporation authorizes the issuance of 400,000,000 Common Shares. The description of the Common Shares is incorporated by reference into this Prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of this description.

                                   EXPERTS

   The consolidated financial statements and schedules of NiSource incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of Columbia incorporated in this document by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                LEGAL MATTERS

   Certain legal matters in connection with the Company's Common Shares offered hereby have been passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 14.  Other Expenses of Issuance and Distribution.

        The estimated expenses in connection with the offering are as follows:

        Registration fee under the Securities Act  . . . . . . .  $     0*
        Legal fees and expenses  . . . . . . . . . . . . . . . .  $15,000
        Accounting fees and expenses . . . . . . . . . . . . . .  $ 5,000
        Miscellaneous  . . . . . . . . . . . . . . . . . . . . .  $15,000
                                                                  -------
                       Total . . . . . . . . . . . . . . . . . .  $35,000

        * Registration fee was previously paid in connection with the filing by Registrants of the Registration Statement on Form S-4 (File No. 333-33896)

   Item 15.  Indemnification of Directors and Officers.

        The Delaware General Corporation Law permits a corporation to indemnify any person who is a party or is threatened to be made a party to any action, suit or proceeding brought or threatened by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another corporation at the request of the corporation, if that person acted in good faith, in the case of conduct in his or her official capacity, that person reasonably believed his or her conduct to be in the best interests of the corporation, or in the case of all other conduct, that person reasonably believed his or her conduct was not opposed to the best interests of the corporation, and with respect to any criminal action, that person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her actions were unlawful.

        A corporation must indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, because he or she is or was a director or officer or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, if the person has been wholly successful in defense of the proceeding on the merits or otherwise. A corporation may advance expenses, including attorneys' fees, to any director or officer who is a party to a proceeding in advance of final disposition of the proceeding if the director or officer furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the director did not meet the required standard of conduct. Amounts to be indemnified include judgments, penalties, fines, settlements and reasonable expenses that were actually incurred by the person. However, if the proceeding was by or in the right of the corporation, the person will be indemnified only against reasonable expenses incurred and indemnification will not be provided if the individual is adjudged liable to the corporation in the proceeding.

        The Company's certificate of incorporation permits the Company to indemnify directors, officers, employees and agents of the corporation and its wholly-owned subsidiaries to the fullest extent permitted by law.

        As authorized under the Company's By-Laws and the Delaware General Corporation Law, the Company and its subsidiaries maintain insurance that insures directors and officers for acts committed in their capacities as such directors or officers that are determined to be not indemnifiable under the Company's indemnity provisions.

        Section 6.10 of the Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000, among Columbia Energy Group, NiSource Inc., New NiSource Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp. (the "Merger Agreement") provides for indemnification by the Company under certain circumstances of the directors and officers of Columbia. Additionally, the Merger Agreement provides that the Company will maintain Columbia's existing officers' and directors' insurance policies or provide substantially similar insurance coverage for at least six years.

   Item 16.  Exhibits.

        The Exhibits filed herewith are set forth on the Exhibit Index filed as part of this Registration Statement.

   Item 17.  Undertakings.

        The Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on October 27, 2000.

                              NEW NISOURCE INC.
                                (Registrant)


                                 By:  /s/ Gary L. Neale
                                      ------------------------------
                                      Gary L. Neale
                                      Chairman, President and
                                      Chief Executive Officer

                           POWER OF ATTORNEY

        Each director and officer of the Registrant whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of such person and to file any amendments to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as the agent for service deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                            TITLE                                           DATE

       /s/ Gary L. Neale                    Chairman, President and                         October 27, 2000
       ---------------------                Chief Executive Officer (Principal
       Gary L. Neale                        Executive Officer)


       /s/ Stephen P. Adik                  Vice President and Director                     October 27, 2000
       ---------------------                (Principal Financial and
       Stephen P. Adik                      Accounting Officer)



                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, NiSource Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Merrillville, State of Indiana, on October 27, 2000.

                                      NISOURCE INC.
                                      (Registrant)


                                 By:  /s/ Gary L. Neale
                                      ------------------------------
                                      Gary L. Neale
                                      Chairman, President and
                                      Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                            TITLE                                           DATE

       /s/ Gary L. Neale                    Chairman, President                             October 27, 2000
       ---------------------                and Chief Executive Officer (Principal
       Gary L. Neale                        Executive Officer)

       /s/ Stephen P. Adik                  Senior Vice President, Chief                    October 27, 2000
       ---------------------                Financial Officer and Treasurer
       Stephen P. Adik                      (Principal Accounting Officer)

       /s/ Steven C. Beering*               Director                                        October 27, 2000
       -------------------------
       Steven C. Beering

       /s/ Arthur J. Decio*                 Director                                        October 27, 2000
       -----------------------
       Arthur J. Decio

       /s/ Dennis E. Foster*                Director                                        October 27, 2000
       -----------------------
       Dennis E. Foster

       /s/ James T. Morris*                 Director                                        October 27, 2000
       --------------------
       James T. Morris


                                         35





       /s/ Ian M. Rolland*                  Director                                        October 27, 2000
       -----------------------
       Ian M. Rolland

       /s/ John W. Thompson*                Director                                        October 27, 2000
       -----------------------
       John W. Thompson

       /s/ Robert J. Welsh*                 Director                                        October 27, 2000
       -----------------------
       Robert J. Welsh

       /s/ Carolyn Y. Woo*                  Director                                        October 27, 2000
       ----------------------
       Carolyn Y. Woo

       /s/ Roger A. Young*                  Director                                        October 27, 2000
       -----------------------
       Roger A. Young


     * By: /s/ Stephen P. Adik
       --------------------------
               Stephen P. Adik
               Attorney-in-Fact




























                                           36





                              INDEX TO EXHIBITS

   EXHIBIT NUMBER                DESCRIPTION

   2* Agreement and Plan of Merger dated as of February 27, 2000, as amended and restated as of March 31, 2000, among Columbia Energy Group, NiSource Inc., New NiSource Inc., Parent Acquisition Corp., Company Acquisition Corp. and NiSource Finance Corp. (incorporated by reference to Annex I of the Joint Proxy Statement / Prospectus contained in the Company's Registration Statement on Form S-4/A (File No. 333-33896), filed with the Commission on April 24, 2000).

   4.1            NiSource Inc. 1994 Long-Term Incentive Plan
                  (included as part of the Form S-3 prospectus set forth herein).

   4.2**          Rights Agreement between New NiSource Inc. and
                  ChaseMellon Shareholder Services, L.L.C., as rights agent dated ______, 2000.

   5              Opinion of Schiff Hardin & Waite.

   23.1           Consent of Arthur Andersen LLP.

   23.2           Consent of Arthur Andersen LLP.

   23.3 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5).

   24.1 Power of Attorney for New NiSource Inc. (included on signature page).

   24.2           Power of Attorney for NiSource Inc.

   __________
   *  Incorporated by reference.
   ** To be filed by amendment.















                                     37